Exhibit 99.1
InterMune (ticker: ITMN, exchange: NASDAQ Stock Exchange (.O)) News Release — 12/27/05

InterMune Announces Divestiture of Oritavancin
BRISBANE, Calif., Dec. 27 /PRNewswire-FirstCall/ — InterMune, Inc. (Nasdaq: ITMN) announced today the sale of its worldwide ownership interest in oritavancin, an antibiotic that has completed two Phase III clinical trials, to Targanta Therapeutics, a privately held biopharmaceutical company developing antibacterial drugs. The terms of the agreement include a total of $9 million in up-front and milestone payments and a convertible promissory note with up to $25 million in principal amount to be issued by Targanta, which will be initially secured by the oritavancin assets. Upon the achievement by Targanta of certain corporate objectives, the notes will convert into preferred stock of Targanta. InterMune will also be entitled to a seat on the Targanta Board of Directors.
“Oritavancin is the second of two anti-infective products we divested this year as part of our corporate strategy to focus our efforts on our two areas of therapeutic interest, pulmonology and hepatology,” stated Dan Welch, President and CEO of InterMune. “Since many members of Targanta’s senior leadership team have direct experience with oritavancin from time spent at Eli Lilly and Company, and have a track record of delivering many products to registration, we are confident that Targanta has the resources and capabilities to continue the successful development and registration of oritavancin. We look forward to participating in the future success of oritavancin through our anticipated significant equity interest in Targanta.”
“Approximately seventy percent of hospital infections are resistant to at least one class of existing antibiotics. New antibiotics are critically needed,” stated Dr. Pierre Etienne, President and CEO of Targanta. “We believe oritavancin has the potential to be the best-in-class antibiotic for serious Gram-positive infections in the hospital and outpatient settings.”
About Oritavancin
Oritavancin is a semi-synthetic glycopeptide antibiotic with bactericidal activity against clinically relevant serious Gram-positive infections, including multi-resistant strains. Two large multicenter Phase III studies in over 1,750 patients have suggested oritavancin to be an effective and safe therapy for complicated skin and skin structure infections. In both Phase III studies, oritavancin reached its primary endpoint and appeared to be as effective as a commonly used treatment regimen, vancomycin followed by cephalexin. The most commonly observed side effects in these clinical trials were headache, nausea, vomiting, constipation, and dizziness.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a broad and deep product portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes Actimmune(R) (interferon gamma-1b), pirfenidone and research programs. Actimmune(R) is being evaluated in the INSPIRE Trial, a Phase III study in patients with IPF and pirfenidone is also being developed for the treatment of IPF in a Phase III program expected to initiate in the first half of 2006. The hepatology portfolio includes the early stage HCV protease inhibitor program and several small molecule programs in research. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release. These statements include those related to successful development and registration of oritavancin by Targanta, the conversion of the secured convertible promissory notes and the ability for InterMune to realize any additional value from any equity interest in Targanta. Actual events or results may differ from InterMune’s expectations and judgments. For example, there can be no assurance that Targanta will meet any development milestones or successfully raise additional equity capital. Additional information concerning these and other risk factors affecting InterMune’s business can be found in prior press releases as well as in InterMune’s public periodic filings with the Securities and Exchange Commission, available via InterMune’s web site at www.intermune.com. InterMune disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.
SOURCE:
InterMune, Inc.
12/27/2005
CONTACT:
Investors:
Judy Hayes, +1-415-466-2228, or jhayes@intermune.com
Media:
Pam Lord of Atkins + Associates, +1-858-527-3494, plord@irpr.com, for InterMune, Inc.
Web site: http://www.intermune.com